Exhibit 99.1

MasterBrand, Inc. Announces Intention To Offer $700 Million Senior Notes Due 2032

BEACHWOOD, Ohio—June 17, 2024—MasterBrand, Inc. (NYSE: MBC, the “Company”) today announced that it intends, subject to market and other customary conditions, to offer (the “Offering”) $700 million aggregate principal amount of Senior Notes due 2032 (the “Notes”), to be issued by the Company and guaranteed on a senior unsecured basis by the subsidiaries that guarantee the Company’s credit facility.

The Company intends to use the net proceeds from the Offering, together with borrowings under its new revolving credit facility and cash on hand, to fund the previously announced acquisition of Supreme Cabinetry Brands, Inc. (“Supreme”), refinance the Company’s existing revolving credit facility and Term Loan A credit facility, and pay fees and expenses associated with the refinancing of the existing credit agreement, the issuance and proceeds of the Notes and the acquisition of Supreme.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to certain non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes and the related guarantees will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes or any other securities, nor shall there be any sales of Notes or other securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,400 dealers, major retailers and builders. MasterBrand employs over 12,000 associates across more than 20 manufacturing facilities and offices.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.